EXHIBIT 8.1

INFOBIRD CO., LTD

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Infobird International Limited	Hong Kong
Infobird Digital Technology (Beijing) Co., Ltd	China

Name of Variable Interest Entity Beijing Infobird Software Co., Ltd	Jurisdiction of Incorporation or Organization China
Name of Subsidiary of Variable Interest Entity Guiyang Infobird Cloud Computing Co., Ltd	Jurisdiction of Incorporation or Organization China
Anhui Xinlijia E-commerce Co., Ltd (formerly known as Anhui Infobird Software Information Technology Co., Ltd)	China

Shanghai Qishuo Technology Inc.	China